Exhibit 10.1

**Information contained in portions of this Exhibit have been redacted because the Company has determined that such information (i) is not material and (ii) would likely cause competitive harm to the Company if it were to be publicly disclosed.  Information redacted from this Exhibit has been marked by the following [**].

Agreement # TG-042720-1

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), effective as of April 22, 2020 (the “Effective Date”) by and between ImmuneCyte Life Sciences Inc., having its principal place of business at 185 Technology Dr. #150, Irvine, CA 92618 (“Supplier”), and ThermoGenesis Corp. having its principal place of business at 2711 Citrus Road, Rancho Cordova, CA 95742 (“Thermo”).

Supplier sells SARS-CoV-2(COVID-19) IgM/IgG Antibody Fast Detection Kit (Colloidal Gold). Thermo desires to have Supplier provide the Products listed on Exhibit A to this Agreement (“Products”) for use as Thermo’s own products intended for worldwide distribution. Thermo will apply for proper regulatory approval and purchase the Products from Supplier, and Supplier desires to sell Products to Thermo under the terms and subject to the conditions set forth herein.

Supplier also wishes that, from time to time, Thermo distribute Product to Supplier customers. Thermo desires to distribute Product to Supplier’s customers and when doing so, Thermo will sell the product at the price stipulated by the Supplier and provide a commission back to the Supplier.

The parties hereto agree as follows:

1.     Supply Terms:

1.1	Term: The initial term of this Agreement shall be for a period of 1 (one) year commencing on the Effective Date and expiring on the first anniversary of such date (the “Initial Term”). The initial term shall be extended thereafter for additional successive one-year periods, unless any party notifies the others at least 30 days prior to the end of the then current term of its intent not to extend or of its intent to change pricing or other material terms of this Agreement and such change is not acceptable to the other parties (each, a “Renewal Term”, and together with the Initial Term, the “Term”).

1.2	Field of Use: Thermo wishes to utilize the Products supplied for in vitro qualitative detection of IgM and IgG antibodies in human serum, plasma or whole blood.

1.3	Exclusivity: The Field of Use is exclusive to Thermo

1.4	Purchase Volume: During each contract year Thermo will provide a forecasted quantity of Products to be purchased per quarter and will update the forecast on a quarterly basis.

1.5	Price: Thermo shall for each Product pay the per unit price set forth in Exhibit A for such Product as stipulated and agree upon between Thermo, and Supplier.

1.6	Invoices and Payments: At the time of shipment of Products, Supplier shall invoice Thermo for the Products shipped to the location or locations designated by Thermo. Invoices will have 30 day terms; however due to the urgency of the receipt of kits, prepayment of the invoice may be required.

1.7	Timing and Delivery: Product in Exhibit A to be available in the timetable as stated in the exhibit. Any delivery and shipping schedule are the best estimate possible based on conditions existing at the time of the order. Title and risk of loss shall pass to Thermo at receiving facility.

1.8	Supplier Performance: Product is expected to arrive to Thermo on time as stated, due date, on the purchase order confirmation. All product will be shipped with the appropriate documentation and part markings. Supplier is expected to respond to requests within 24 hours and responds to urgent requests within 2 hours and is responsive to improvements in products and services.

1.9

Distribution: Thermo shall provide distribution of Product to Supplier’s customers directly from Thermo inventory. Thermo will sell Product at the price stipulated by the Supplier and provide a commission to the Supplier for product sold as set forth in Exhibit C.

2.     Quality, Warranties and Returns:

2.1	Conformance to specifications: Supplier warrants that, at the time of shipment by Supplier, all Products supplied hereunder will conform to the product description stated in Supplier’s product literature. In no event shall Supplier, however, be liable for any Product altered by someone other than Supplier or for a Product subjected to misuse, abuse, improper installation, application, operation, maintenance or repair, alteration, accident, or negligence in use, storage, transportation or handling. The warranties in this Agreement run solely to Thermo.

2.2

Quality Control: Supplier shall maintain an objective quality program for all Goods and/or Services in accordance with any general specification set forth. Supplier shall, upon Thermo’s request, provide Thermo with a copy of Supplier’s quality program and supporting test documentation.

2.3

Right to Inspect: Thermo has the right to inspect and audit, at Suppliers plant or at Suppliers vendor’s or subcontractor’s plant, the goods and associated manufacturing processes. Thermo’s inspection and quality audit may be made at any time for any reason reasonably related to Product being supplied. Supplier will inform its vendors and subcontractors of Thermo’s right to inspect and audit and, if necessary, use all reasonable efforts to secure such rights for Thermo.

2.4	Returns: If Products do not conform to the warranty contained in Section 2.1 above, then Thermo shall, be entitled to return the nonconforming Products to Supplier, but only after having requested and received a return goods authorization number from Supplier and after affording Supplier, if Supplier so requests, the opportunity to inspect the Product alleged to be defective prior to its return. Supplier shall, at Supplier’s option, either replace the nonconforming Products or refund the purchase price of any such Product found to be nonconforming; provided, however, that (x) the foregoing shall be Thermo’s sole remedy with respect to such Products, (y) Thermo shall be entitled to such remedies only if written notice of such nonconformance is received by Supplier within 45 days of the date of Supplier’s invoice for the Product to which the claim relates and (z) Supplier’s liability with respect to Products which do not conform to such warranty shall always be limited to the purchase price paid by Thermo for such non-conforming Products.

2.5	Compliance with applicable laws and regulations: Each of Supplier and Thermo warrants to the other that (a) its execution of this Agreement and consummation of the transactions contemplated hereby and its activities hereunder, including in the case of Supplier the Products, and in the case of Thermo its sale of Products incorporating the Products, conforms and shall conform in all material respects to all applicable laws, regulations and approvals; and (b) in the case of Supplier, to its knowledge, neither the manufacture or sale of the Products or any other activities required to be taken by Supplier hereunder or in conjunction hereto, and in the case of Thermo, to its knowledge, neither the manufacture or sale of products incorporating the Products, or any other activities required to be taken by Thermo hereunder or in conjunction hereto will involve any infringement of any existing patent, trademark, copyright or other intellectual property right, nor has any notice been received of any claimed infringement (including, without limitation, patent, trademark or copyright infringement) in connection thereto.

2.6	Warranty: Supplier warrants that the Product will meet the Specifications at the time of delivery and until their expiration date. Failure of Product to perform for reasons other than manufacturing defects such as accident, misuse or failure to use product as intended is excluded from Warranty coverage.

2.7	Sole remedy: The sole and exclusive remedies of Thermo in connection with this Agreement, including for breach by Supplier of the above warranties, shall be limited to the remedies provided in sections 2.2 and 2.4 above.

2.8	Limitation of Liability: In no event shall Suppliers liability in connection with this Agreement include any special, indirect, incidental or consequential losses or damages or any rework or remanufacturing costs, or lost Product costs (other than the costs of the Product supplied by Supplier) nor exceed the payments received by Supplier under this Agreement, whether arising out of or in connection with the manufacture, packaging, delivery, storage, use, misuse, or non-use of the Products or any other cause whatsoever, even if Supplier shall have been advised of the possibility of such potential loss or damage. Any Product representations or warranties made by any person or entity, including employees or employee representatives of Supplier or Thermo, that are inconsistent or in excess of the Product representations or warranties contained herein shall be disregarded and shall not be binding upon Supplier or its third-party suppliers.

2.9	Unauthorized representation: Thermo has no authorization to make any representation, statement or warranty on behalf of Supplier relating to any Products sold hereunder. If Thermo nevertheless, does make any such unauthorized representation, statement or warranty, the sole responsibility and liability therefor shall be that of Thermo. Thermo hereby indemnifies Supplier for any losses or damages (including reasonable legal and other fees) suffered or incurred by Supplier in connection with or as a result of Thermo’s or its employees’ or agents’ activities hereunder, including their representations or warranties regarding the Products which are inconsistent with or in excess to the representations and warranties contained herein and their alteration of or misuse or improper use of the Products, their breaches of the representations, warranties or covenants contained in this Agreement, their possession or use of the Products, and their manufacture or sale or the use of Thermo products which incorporate or integrate the Products, including third party claims that the Thermo products which incorporate or integrate the Products infringe the intellectual property rights of such third party, provided, however, that Thermo shall not be obligated to indemnify Supplier hereunder to the extent the losses or damages are due to a defect in the Products (as supplied by Supplier) or the Products themselves (as supplied by Supplier) violating the intellectual property rights of the third party.

3.	Termination:

3.1	Consequences of breach and rights to cure: Either party has the right to terminate this Agreement upon material breach by the other party upon 60 days written notice. If, by its nature, the breach cannot be cured within said 60 days, and the breaching party is proceeding diligently to effect a cure of such breach, then this Agreement may not be terminated for an additional 60 days or until such time as the breaching party ceases to in good faith effect a cure, whichever is shorter.

In the event that Supplier discontinues manufacture of Product, Thermo shall have the right to purchase up to 24 months of Products (based on Thermo’s reasonable forecast of annual usage) at the then-current price, provided it delivers purchase orders within 45 days of receipt of Thermo’s notice and takes delivery of the Product as soon as it is produced.

3.2	Bankruptcy: Either party may terminate this Agreement upon two days prior written notice to the other party if the other party (a) voluntary or involuntarily, is placed in bankruptcy, (b) enters into a reorganization for the benefit of creditors or similar arrangement in equity, or (c) admits in writing its inability to pay its debts as they become due.

3.3	Consequences of Termination/Expiration: The termination or expiration of this Agreement shall not affect Thermo’s obligation to pay for Products delivered prior to the effective date of the termination nor shall it affect Sections 1.2, 2, 3.3, and 4 of this Agreement, which shall survive such termination or expiration.

4.     General Provisions:

4.1

Notice: Written notice required by this Agreement will be sent certified mail, return receipt requested, by email (confirmed by mail) or by overnight courier, to each party at their registered address set forth in this agreement hereto or to such other addresses as the party may in writing designate from time to time. Such notices shall be deemed effective (i) in the case of email on the date of such delivery if confirmation of receipt is received by sender during business hours on a business day at the location of the addressee or, if not so delivered during business hours on a business day, the first business day thereafter; (ii) in the case of delivery by nationally recognized overnight courier, on the first business day following dispatch at the location of the addressee; and (iii) in the case of mailing, on the tenth business day following such mailing. A business day is a day on which banks are not required to close at the location to which a notice or other communication is addressed

4.2

Force Majeure: Whenever performance by Supplier or Thermo of any of their respective obligations hereunder, other than the obligation to make payment of money due, is substantially prevented by reason of any act of God, strike, lock-out, or other industrial or transportation disturbance, fire, lack of materials, law, regulation or ordinance, war or war conditions, or by reason of any other matter beyond such party’s reasonable control, then such performance shall be excused, suspended during the continuation of such prevention and for a reasonable time thereafter, delayed, or adjusted accordingly.

4.3

Non-Waiver: The failure of either party to enforce at any time any of the provisions of this Agreement or any rights in respect thereto shall, in no way, be considered to be a waiver of such provision or rights, or in any way to affect the validity of the Agreement.

4.4

Entire Agreement: This Agreement (including all Exhibits hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties relating to the subject matter hereof. This Agreement shall be binding on the parties and their successors and permitted assigns. No change, addition to or waiver of any of the terms of this Agreement shall be binding as to the parties hereto unless approved in writing by the parties hereto or their authorized representatives.

4.5

Confidentiality: If Supplier discloses or grants Thermo access to any research, development, technical, economic, or other business information or know-how of a confidential nature, whether reduced in writing or not, Thermo will not use or disclose any such information to any other person or company at any time, without Supplier’s prior written consent. In the event that Supplier and Thermo have entered into a separate confidentiality agreement, the terms and conditions of such agreement shall take precedence over the terms of this paragraph.

4.6	Independent Contractor: Thermo’s status shall be that of independent contractor and this Agreement shall not be deemed to create a partnership or joint venture between the parties.

4.7

Governing Law; Venue: This Agreement shall be governed by the laws of the State of California, regardless of conflict of law principles therein. Sole jurisdiction and venue for actions related to this Agreement shall be the state and federal courts located in California. Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner allowed by either U.S. federal law or California law.

4.8

Assignment: Thermo may not assign its rights or obligations hereunder, without Supplier’s prior written consent, except to its affiliates, provided that in the case of such assignment to affiliates Thermo remains secondarily liable.

4.9

Severability: This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable laws and governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

4.10

Counterparts: This Agreement may be executed in one or more counterparts, and each by email, and each of which shall be deemed an original, but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year above written.

ThermoGenesis Corp.

2711 Citrus Road

Rancho Cordova, CA 95742

USA

By: /s/ Mindy Wilke-Douglas

(Authorized Officer)

Date Signed: 4/27/2020

ImmuneCyte Life Sciences, Inc.

185 Technology Dr. #150

Irvine, CA 92618

USA

By: /s/ Joseph Shen

(Authorized Officer)

Date Signed: 4/27/2020

Exhibit A

Product Pricing

SARS-CoV-2(COVID-19) IgM/IgG Antibody Fast Detection Kit (Colloidal Gold)

20 Tests/Kit @ $[**]/Test or $[**]/Kit (Price is in US Dollars)

Exhibit B

Product Quantity

SARS-CoV-2(COVID-19) IgM/IgG Antibody Fast Detection Kit (Colloidal Gold)

20 Tests/Kit

Q2 2020 – [**]

Q3 2020 - [**]

Q4 2020 - [**]

Q1 2021 - [**]

Exhibit C

Product Distribution

●	Cost of Goods for each kit is $[**].

●	Commission is provided to ImmuneCyte at the rate of [**]%,

Customer Price (Per Kit)	COGS (Per Kit)	Sales Commission to ImmuneCyte	Commission Rate	ThermoGenesis Revenue (Subtract COGS)
$[**]	$[**]	$[**]	[**]%	$[**]
$[**]	$[**]	$[**]	[**]%	$[**]
$[**]	$[**]	$[**]	[**]%	$[**]
$[**]	$[**]	$[**]	[**]%	$[**]